Exhibit 5.1

                   [REITLER BROWN & ROSENBLATT LLC LETTERHEAD]


                                                   December 23, 2004



Elite Pharmaceuticals Inc.
165 Ludlow Avenue
Northvale, NJ 07647

         Re:      Registration Statement on Form S-3, as amended
                  (SEC File No. 333-120531)

Gentlemen:

                  We have acted as counsel to Elite Pharmaceuticals, Inc. a Delaware corporation (the "Company") with respect to the above Registration Statement on Form S-3 of the Company, as amended ("Registration Statement") relating to shares of its Common Stock (the "Shares"), namely: (i) outstanding shares of Common Stock held by stockholders of the Company acquired from Dr. Atul Mehta, a former Chief Executive Officer of the Company, (ii) shares to be offered upon conversion of the 516,558 shares of Series A Preferred Stock, par value $.01 per share (the "Preferred Shares"), acquired by the holders in a private placement and shares issued or which may be issued as dividends on the Preferred Shares, (iii) shares to be offered upon exercise of Common Stock Purchase Warrants issued in the private placement, (iv) shares to be offered upon exercise of options held by Dr. Mehta, and (v) shares to be offered upon exercise of certain outstanding Warrants.

                  We have reviewed a certified copy of the Company's Certificate of Incorporation, as amended, and copies of its By-laws as amended, the Common Stock Purchase Warrants, the Amended and Restated Option To Purchase Shares to Dr. Mehta, the minutes of the relevant corporate proceedings and such other documents as we deemed pertinent to this opinion.

                  We have assumed the accuracy of the information set forth in the Registration Statement without an independent investigation.

                  Based on the foregoing, it is our opinion that the Shares when offered by means of the prospectus which is part of the Registration Statement will be legally issued, fully paid and nonassessable.

                  Our affiliate, Reitler Brown Holdings-II LLC, is a Selling Stockholder with respect to and owner of 3,400 shares of Common Stock acquired from Dr. Mehta.

                   We are furnishing this opinion solely to you. It may not be relied upon by any other person, or for any other purpose, or used, circulated, quoted or otherwise referred to for any other purpose.

                  We hereby consent to the reference to our firm under the caption "Legal Matter" in the prospectus and the filing of this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,

                                          By: /s/ Scott H. Rosenblatt

                                          Reitler Brown & Rosenblatt LLC